UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

MONSANTO COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

Monsanto/Bayer Merger Agreement Investor Q&A

TERMINATION RIGHT	Q:	Does Monsanto have right to terminate the agreement to take a better deal?

●	Yes, subject to the terms and conditions set forth in the Merger Agreement. For additional information, please refer to the merger agreement.

“NO SHOP”	Q:	Does the merger agreement contain “no-shop”/non-solicitations provisions applicable to Monsanto?

●

Yes, Monsanto is subject to no-shop provisions but, prior to the time stockholder approval is obtained, the Board of Directors may change its recommendation that shareowners adopt the merger agreement and/or cause Monsanto to enter into an alternative acquisition agreement providing for a superior proposal, subject to complying with notice and other specified conditions, including providing Bayer with a match period. For additional information, please refer to the merger agreement.

TOPPING FEE	Q:	What is the amount of the topping fee that Monsanto would have to pay if it terminates agreement to take a better deal?

●

There is a topping fee of $1.85 billion that Monsanto may be obligated to pay, subject to the terms and conditions of the merger agreement. For additional information, please refer to the merger agreement.

EXPENSES/OTHER PAYMENTS	Q:	Is Monsanto obligated to make any other payments to Bayer if the transaction is not successful?

●

Yes, if the merger agreement is terminated due to failure to obtain Monsanto shareowner approval, Monsanto would be obligated to reimburse Bayer’s reasonable expenses up to a maximum of $150 million subject to the terms of the merger agreement, with such amount credited against any topping fee that might be payable. For additional information, please refer to the merger agreement.

DIVIDENDS	Q:	Will Monsanto be able to continue paying its quarterly dividend while the transaction is pending?

Monsanto may continue to pay quarterly cash dividends at the current rate of $0.54 per quarter, which is consistent with the rate in fiscal 2016. Dividends are subject to approval of the Monsanto Board of Directors and, if declared, will be paid at times consistent with past practices.

SHARE REPURCHASES	Q:	Will Monsanto be continuing its share repurchase program?

●	No

ANTI-TRUST COMMITMENT	Q:	What is the extent of Bayer’s commitment to obtain antitrust approvals? Is there a specified level of divestitures Bayer is committed to take?

●

Bayer is committed to make divestitures if required up to $1.6 billion, measured by the net sales of divested business in Bayer’s 2015 fiscal year or Monsanto’s 2016 fiscal year. We are early in the process and it is too soon to comment on which portfolio areas may be divested, but we remain confident that the required regulatory approvals will be obtained. For additional information, please refer to the merger agreement.

EXPIRATION OR “DROP DEAD” DATE	Q:	What is the outside/“drop-dead” date after which either party could walk away from transaction if it hasn’t closed?

●

Closing is expected by end of 2017. The outside/drop-dead date is September 14, 2017, which is subject to automatic extension to June 14, 2018 if one or more of the closing conditions relating to antitrust approvals, CFIUS review and the absence of injunctions has not been satisfied (but all other conditions have been satisfied).

BREAK UP FEE	Q:	What prompts payment of the $2B break-up fee?

●

If the merger agreement is terminated because of an order imposed by a governmental antitrust entity, or as a result of the outside date having been reached if, at that time, the antitrust-related closing conditions have not been satisfied but all other closing conditions have been satisfied or are capable of being satisfied, then in each case, Bayer is obligated to pay a termination fee of $2 Billion.

DEBT/OTHER RESTRICTIONS	Q:	Are there restrictions on Monsanto’s interim operations, such as its ability to refinance or take on additional debt, or any cap ex or management restrictions?

●	Monsanto is required to use reasonable best efforts to conduct business in the ordinary course and is subject to customary restrictions on interim operations. For additional information, please refer to the merger agreement.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto Company (“Monsanto”) and Bayer Aktiengesellschaft (“Bayer”). In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto stockholders do not approve the transaction; uncertainties as to the timing of the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the impact of the transaction on the Company’s credit rating; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Monsanto assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.